UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 6, 2008

Date of Report (date of earliest event reported)

SALESFORCE.COM, INC.

(Exact name of Registrant as specified in charter)

Delaware	001-32224	94-3320693
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

The Landmark @ One Market, Suite 300

San Francisco CA 94105

(Address of principal executive offices)

Registrant’s telephone number, including area code: (415) 901-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 6, 2008, the board of directors of salesforce.com, inc. (the “Company”) appointed Graham Smith as the Company’s Chief Financial Officer, principal financial officer and principal accounting officer, effective immediately. Mr. Smith replaces Steve Cakebread, who will now serve as the Company’s President and Chief Strategy Officer.

Mr. Smith, age 48, joined the Company in December of 2007 as Executive Vice President and Chief Financial Officer Designate. Prior to joining the Company, Mr. Smith served as Treasurer and Chief Financial Officer of Advent Software from January 2003 to December 2007. He also previously served as Chief Financial Officer of Vitria Technology, Nuance Communications, and worked at Oracle Corporation in various senior finance roles, most recently as Vice President of Finance for worldwide operations. Mr. Smith holds a B.Sc. from Bristol University in England and is a member of the Institute of Chartered Accountants in England and Wales.

Pursuant to Mr. Smith’s offer letter, he will receive an annual base salary of $400,000. He will be eligible to receive an annual bonus of up to $200,000, based upon achievement of a mix of Company and individual performance objectives. Mr. Smith received 20,000 restricted stock units and an option to purchase 240,000 shares of common stock, both subject to the Company’s standard vesting schedule. If Mr. Smith is terminated without cause during the first 12 months of employment with the Company, he will receive the greater of (i) 12 months of his base salary and accelerated vesting of 12 months of his initial equity grants or (ii) 18 months of his base salary. If Mr. Smith is terminated without cause after his first 12 months of employment with salesforce.com, he will receive 18 months of his base salary. Mr. Smith has also signed the Company’s standard form of indemnification agreement.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 7, 2008	salesforce.com, inc.

/s/ David Schellhase
David Schellhase, Senior Vice President and General Counsel